Exhibit 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
E-MAIL: cclysiak@qwest.net

October 6, 2005

United States
Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C. 20549

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AGA Resources, Inc. (the "Company") of a Registration Statement (No. 333-124181) on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the registration statement (the "Prospectus"), covering the sale of up to 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum (the "Shares") of the Company's common stock, par value $0.00001 per share.

In connection with this opinion, I have examined and relied upon the Registration Statement and Prospectus, the Company's Articles of Incorporation and Bylaws, and the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares to be sold under this Form SB-2 Registration Statement are legal under the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such Shares are issued, they will be duly authorized, legally issued, fully paid for and non-assessable.

I consent to the reference to my firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak

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